Exhibit 99.1

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING NAMES DAVID WILLIAMS

CHIEF FINANCIAL OFFICER

Former Apple Inc. Executive Brings Over 20 Years of Finance, Technology and

Strategic Management Expertise to New Role

WYOMISSING, Pa. (January 23, 2020) – Penn National Gaming, Inc. (Nasdaq: PENN) (“Penn National” or the “Company”), announced today the appointment of David (“Dave”) Williams, as Executive Vice President and Chief Financial Officer, effective March 3, 2020, subject to customary regulatory approvals. Mr. Williams, who joins Penn National following more than twenty years as a finance executive at Apple Inc. (Nasdaq: AAPL), succeeds William (“B.J.”) Fair, who in September 2019, announced his intention to step down from his role at the Company. Mr. Williams will report directly to Penn National’s Chief Executive Officer, Jay Snowden.

In his new role at Penn National, Mr. Williams will be responsible for all of the Company’s financial and treasury functions, as well as helping to develop and support the Company’s strategic growth initiatives, including its burgeoning iGaming and sports betting businesses.

Since 2012, Mr. Williams has served as Chief Financial Officer and Controller of Apple Inc.’s Claris division (formally known as FileMaker). Claris is Apple’s B2B software subsidiary, which provides the leading platform for developing custom apps that are deployed on premise or in the cloud by businesses worldwide.

Penn National Gaming Chief Executive Officer, Jay Snowden, commented, “Dave brings extensive technology, financial, and strategic growth experience to his new role. His background will be an invaluable asset to our senior management team, finance and accounting departments, and Board of Directors as we continue to evolve from the nation’s largest regional gaming operator, with 41 properties in 19 states, to a best-in-class omni-channel provider of retail and online gaming and sports betting entertainment.”

As CFO of Claris, Williams was responsible for all aspects of the division’s finance and strategic planning, which helped Claris achieve consistent growth and profitability. In addition, Williams managed the division’s information systems and operations functions and played a key role in transitioning Claris from a packaged Macintosh software company to a cross-platform, multi-channel, subscription-based cloud business model. Mr. Williams joined Apple Inc.’s AppleSoft division in 1995 and worked on the AppleSoft integration into Claris later that year. He has a Bachelor of Science, Business Administration degree in finance from San Jose State University.

Dave Williams commented, “I am very impressed by Penn National’s strategic vision and look forward to taking part in the company’s ongoing growth story, which focuses heavily on my expertise in the interactive space. I look forward to working with Jay, the corporate and property management teams and the Board of Directors to achieve our strategic and financial goals.”

In closing, Mr. Snowden said, “Finally, I want to express my sincere gratitude to B.J. for his many contributions to Penn National’s success over the last five years and for helping to ensure that this CFO transition will be managed seamlessly and efficiently. On behalf of the Board of Directors and everyone at Penn National, we wish B.J. the very best in all of his future endeavors.”

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About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 50,500 gaming machines, 1,300 table games and 8,800 hotel rooms. The Company also offers social online gaming through its Penn Interactive division and has leading customer loyalty programs with over five million active customers.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. These forward-looking statements are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Meaningful factors that could cause actual results to differ from expectations and such other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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CONTACT:

Eric Schippers	Joseph N. Jaffoni, Richard Land
SVP, Public Affairs & Government Relations	JCIR
610-373-2400	212/835-8500 or penn@jcir.com